Exhibit 99.1

FOR IMMEDIATE RELEASE

ITRON ANNOUNCES FIRST QUARTER RESULTS

LIBERTY LAKE, WA. — April 29, 2009 — Itron, Inc. (NASDAQ:ITRI) today reported financial results for its first quarter ended March 31, 2009.  Results include:

•	Quarterly revenues of $389 million;
•	Quarterly non-GAAP diluted EPS of 33 cents;
•	Quarterly Adjusted EBITDA of $43 million; and
•	Quarterly Bookings of $625 million.

“Business was soft in the first quarter,” said Malcolm Unsworth, president and CEO.  “We are seeing effects of the slowdown in the U.S. economy and our International results have been affected by a stronger dollar.  Nonetheless, we had very strong bookings and our total backlog is at record levels, which gives us confidence in the longer term.”

Operations Highlights:
Realignment and New Accounting Pronouncement – As of January 1, 2009 our operating segments were realigned to more accurately reflect geographic operations.  Itron North America (INA) now includes sales of gas and water meters in North America, which were previously part of Actaris.  Results in all periods presented reflect this realignment.  As well, the Actaris brand name has been discontinued and the company is now operating under the Itron name and brand on a worldwide basis.  Therefore our operating segments are now INA and Itron International (International).  International consists of Actaris operations without North American gas and water meter sales.  In addition, as of January 1, 2009 Itron adopted FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (FSP 14-1), which requires retroactive restatement of increased interest expense and an allocation of the convertible subordinated notes obligation between debt and equity.  This change is reflected in the following discussion and financial statements.

Revenues – Total revenues of $389 million for the first quarter of 2009 were $90 million, or 19%, lower than 2008 first quarter revenues of $478 million.  INA revenues of $139 million for the first quarter of 2009 were $30 million, or 18%, lower than the first quarter of 2008.  The lower revenue in 2009 was primarily driven by fewer electric meters shipped during the quarter due to the completion of a number of AMR contracts in 2008 and related to the economic downturn.  International revenues were $249 million for the first quarter of 2009, which were $60 million, or 19%, lower than first quarter 2008. Nearly 90% of the decrease in International revenue was due to foreign exchange rates while the remainder was due to product mix. Shipments of products to electric, gas and water utilities comprised approximately 37%, 28% and 35% of total International revenue in 2009 compared with 40%, 27% and 33% in 2008.

Gross Margin – Gross margin for the first quarter of 2009 was 33.4%.  This compares with 34.0% in the first quarter of 2008.  First quarter 2009 INA gross margin of 37.5% was comparable to 2008 gross margin of 37.8%.  International gross margin of 31.0% was lower than first quarter 2008 gross margin of 31.9% primarily due to the completion of a smart metering project in Sweden and a higher mix of service revenue with lower margins in South America.

Operating Expenses – Total operating expenses for the first quarter of 2009 were $121 million compared with 2008 first quarter operating expenses of $135 million.  INA operating expenses of $44.5 million in the first quarter of 2009 were somewhat lower than 2008 first quarter operating expenses of $46.0 million due to lower sales expenses.  International operating expenses in the first quarter of 2009 of $67.5 million were $12 million lower than the $79.5 million in the first quarter of 2008, due in large part to decreased amortization of intangibles expense in the 2009 period, as well as foreign exchange rates. Corporate unallocated expenses of $8.6 million for the first quarter of 2009 were $1.2 million lower than the first quarter of 2008 due to lower compensation and consulting fees for Sarbanes-Oxley compliance.

Interest and Other Income – Net interest expense of $16 million in the first quarter of 2009 was substantially lower than the $27 million in the comparable period in 2008, due to lower average debt balances and lower interest rates.  Debt fee amortization expense, which is included in net interest expense, of $1.8 million in the first quarter of 2009, was comparable to the same period in 2008. Other expense was $2 million in the first quarter of 2009 compared with other income of $188,000 in 2008. The other expense in the current period is primarily due to consulting and legal fees associated with an amendment to our senior debt agreement and losses on transactions caused by volatility in foreign exchange rates.  The first quarter of 2009 also included a $10.3 million net loss on the extinguishment of debt related to a convertible debt for common stock exchange.  The difference in the value of the shares of Itron’s common stock issued under the exchange agreement and the value of the shares used to derive the amount payable under the original conversion agreement resulted in a net loss on extinguishment of debt.

Income Taxes – We had an income tax benefit of $6,000 in the first quarter of 2009 compared with $591,000 in the same quarter of 2008.  The income tax benefit in 2009 was due primarily to a lower effective tax rate for the year driven by lower income in high tax jurisdictions.  The tax benefit in 2008 was primarily due to a one-time net tax benefit related to subsidiary interest expense.

GAAP Net Income/Loss and EPS – Our GAAP net loss and fully diluted EPS loss for the first quarter of 2009 was $19.7 million, or 55 cents per share, compared with net income of $953,000, or 3 cents per share, in the same period in 2008.

Non-GAAP Operating Income, Net Income and Diluted EPS – Non-GAAP operating income, which excludes amortization expense related to intangible assets, was $32.4 million, or 8.3% of revenues in the first quarter of 2009.  This was lower than the $58.5 million, or 12.2% of revenues, in the first quarter of 2008 primarily due to the lower revenue.  Non-GAAP net income, which also excludes amortization of debt fees, the additional non-cash interest expense related to the adoption of FSP 14-1 and the non-cash loss associated with the convertible debt for stock exchange, was $12.2 million compared with $26.9 million in the 2008 period.  Non-GAAP diluted EPS was 33 cents in 2009 compared with 82 cents in 2008. The lower net income and EPS was primarily due to lower revenues in 2009. Fully diluted shares outstanding in the first quarter of 2009 were approximately 3.8 million higher than the same period in 2008 primarily due to the equity offering of 3.4 million shares in the second quarter of 2008 and the convertible debt for stock exchange in the first quarter of 2009.  Our non-GAAP tax rates were 32% and 27% for the first quarter of 2009 and 2008.  The higher non-GAAP tax rate in the first quarter of 2009 was driven primarily by the tax effect of certain foreign subsidiary interest expense.

Other Financial Highlights:
New Order Bookings and Backlog - New order bookings for the first quarter of 2009 were $625 million, compared with $484 million in the first quarter of 2008.  Our book-to-bill ratios were 1.6 to 1 and 1.02 to 1 for the first quarter of 2009 and 2008, respectively.  New order bookings for 2009 included $260 million related to our AMI contract with San Diego Gas and Electric (SDG&E). The first phase of the project was accepted by SDG&E during the quarter. Total backlog was $1.5 billion at March 31, 2009 compared with $683 million at March 31, 2008.  Twelve month backlog of $471 million at March 31, 2009 was lower than the $552 million at March 31, 2008 due to the completion of a number of contracts in 2008 and the expected timing of future AMI shipments.

Cash Flows – Net cash provided by operating activities during the first quarter of 2009 was $43 million, compared with $56 million in the same period in 2008.  Adjusted earnings before interest, taxes, depreciation and amortization and non-cash loss on extinguishment of debt (Adjusted EBITDA) in the first quarter of 2009 was $43 million compared with $72 million for the same period in 2008.  Free cash flow in the first quarter of 2009 was $29 million compared with $43 million in the first quarter of 2008.

Debt Amendment – On April 24, 2009, we completed an amendment to our credit facility which provides for adjustments to the maximum total leverage ratio and the minimum interest coverage ratio. The amendment also provides an uncommitted option to increase the $115 million multicurrency revolving line-of-credit by an additional $75 million without a further amendment to the credit facility. Interest rates on the credit facility will continue to be based on the respective borrowing’s denominated London Interbank Offering Rate (LIBOR) plus an additional margin. The additional margin was increased from 1.75% to 3.5% as of April 24, 2009.

Non-GAAP Financial Information:
To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating income, non-GAAP net income and diluted EPS and Adjusted EBITDA.  We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making.  Specifically, these non-GAAP financial measures are provided to enhance investors’ overall understanding of our current financial performance and our future anticipated performance by excluding infrequent costs associated with acquisitions.  We exclude these expenses in our non-GAAP financial measures as we believe the net result is a measure of our core business that is not subject to the variations of expenses associated with these infrequently occurring items.  Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP.  Finally, our non-GAAP financial measures may be different from those reported by other companies.  A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

Earnings Conference Call:
Itron will host a conference call to discuss the financial results contained in this release at 2:00 p.m. (PDT) on April 29, 2009.  The call will be webcast in a listen only mode and can be accessed online at www.itron.com, “Investors/InvestorEvents”.  The live webcast will begin at 2:00 p.m. (PDT). The webcast replay will begin after the conclusion of the live call and will be available for two weeks.  A telephone replay of the call will also be available approximately one hour after the conclusion of the live call, for 48 hours, and is accessible by dialing (888) 203-1112 (Domestic) or (719) 457-0820 (International), entering passcode #6466939.  You may also view presentation materials related to the earnings call on Itron’s website, www.itron.com/Investors/Presentations.

About Itron:
Itron, Inc. is a leading technology provider to the global energy and water industries. Our company is the world’s leading provider of intelligent metering, data collection and utility software solutions, with nearly 8,000 utilities worldwide relying on our technology to optimize the delivery and use of energy and water. Our products include electricity, gas, water and heat meters, data collection and communication systems, including automated meter reading (AMR) and advanced metering infrastructure (AMI); meter data management and related software applications; as well as project management, installation and consulting services. To know more, start here: www.itron.com.

For additional information, contact:
Deloris Duquette
Vice President, Investor Relations and Corporate Communications
(509) 891-3523
deloris.duquette@itron.com

Statements of operations, segment information, balance sheets, cash flow statements and reconciliations of non-GAAP financial measures to the most directly comparable financial measures follow.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)
	Three Months Ended March 31,
	2009	2008

Revenues	$388,518	$478,476
Cost of revenues	258,934	315,917
Gross profit	129,584	162,559

Operating expenses
Sales and marketing	36,975	41,966
Product development	31,158	29,031
General and administrative	29,024	33,023
Amortization of intangible assets	23,478	31,252
Total operating expenses	120,635	135,272

Operating income	8,949	27,287
Other income (expense)
Interest income	535	1,424
Interest expense	(16,845)	(28,537)
Loss on extinguishment of debt	(10,340)	-
Other income (expense), net	(2,034)	188
Total other income (expense)	(28,684)	(26,925)

(Loss) income before income taxes	(19,735)	362
Income tax benefit	6	591

Net (loss) income	$(19,729)	$953

(Loss) earnings per common share
Basic	$(0.55)	$0.03
Diluted	$(0.55)	$0.03

Weighted average common shares outstanding
Basic	36,151	30,696
Diluted	36,151	32,745

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)
	Three Months Ended March 31,
	2009	2008
Revenues
Itron North America	$139,386	$169,828
Itron International	249,132	308,648
Total Company	$388,518	$478,476

Gross profit
Itron North America	$52,319	$64,217
Itron International	77,265	98,342
Total Company	$129,584	$162,559

Operating income (loss)
Itron North America	$7,793	$18,188
Itron International	9,785	18,887
Corporate unallocated	(8,629)	(9,788)
Total Company	$8,949	$27,287

	Three Months Ended March 31,
	2009	2008
Unit Shipments	(units in thousands)
Total meters (with or without AMR)
Electricity - Itron North America	840	1,300
Electricity - Itron International	1,810	1,850
Gas	910	900
Water	2,355	2,325
Total meters	5,915	6,375

AMR units (North America and International)
Meters with AMR	790	1,325
AMR modules	1,000	1,075
Total AMR units	1,790	2,400

Meters with other vendors' AMR	185	250

We made refinements to our two operating segments on January 1, 2009 as we continue to integrate and refine the operations of the Actaris acquisition that was completed in 2007. The information presented for the three months ended March 31, 2008 reflects the restatement of our segment operating results based on this refinement.

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	March 31, 2009	December 31, 2008
ASSETS
Current assets
Cash and cash equivalents	$102,091	$144,390
Accounts receivable, net	309,977	321,278
Inventories	162,244	164,210
Deferred income taxes, net	28,711	31,807
Other	60,355	56,032
Total current assets	663,378	717,717

Property, plant and equipment, net	294,938	307,717
Prepaid debt fees	11,155	12,943
Deferred income taxes, net	34,482	30,917
Other	20,608	19,315
Intangible assets, net	433,198	481,886
Goodwill	1,215,562	1,285,853
Total assets	$2,673,321	$2,856,348

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$192,274	$200,725
Other current liabilities	66,469	66,365
Wages and benefits payable	70,097	78,336
Taxes payable	27,565	18,595
Current portion of long-term debt	10,501	10,769
Current portion of warranty	20,370	23,375
Unearned revenue	36,582	24,329
Deferred income taxes, net	1,927	1,927
Total current liabilities	425,785	424,421

Long-term debt	945,566	1,140,998
Warranty	14,468	14,880
Pension plan benefits	53,511	55,810
Deferred income taxes, net	90,835	102,720
Other obligations	62,889	58,743
Total liabilities	1,593,054	1,797,572

Commitments and contingencies

Shareholders' equity
Preferred stock	-	-
Common stock	1,120,934	992,184
Accumulated other comprehensive (loss) income, net	(53,437)	34,093
Retained earnings	12,770	50,291
Cumulative effect of change in accounting principle	-	(17,792)
Total shareholders' equity	1,080,267	1,058,776
Total liabilities and shareholders' equity	$2,673,321	$2,856,348

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
	Three Months Ended March 31,
	2009	2008

Operating activities
Net income (loss)	$(19,729)	$953
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	36,236	44,318
Stock-based compensation	4,487	3,890
Amortization of prepaid debt fees	1,840	1,858
Amortization of convertible debt discount	2,570	3,271
Loss on extinguishment of debt, net	9,960	-
Deferred income taxes, net	(7,654)	(19,227)
Other, net	3,102	86
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	11,301	(19,952)
Inventories	1,966	(16,237)
Accounts payables, other current liabilities, and taxes payable	316	36,501
Wages and benefits payable	(7,078)	5,394
Unearned revenue	15,796	13,889
Warranty	(3,417)	2,654
Effect of foreign exchange rate changes	(5,886)	7,867
Other, net	(1,084)	(8,845)
Net cash provided by operating activities	42,726	56,420

Investing activities
Acquisitions of property, plant, and equipment	(13,712)	(13,117)
Business acquisitions & contingent consideration, net of cash equivalents acquired	(1,217)	(95)
Other, net	664	897
Net cash used in investing activities	(14,265)	(12,315)

Financing activities
Payments on debt	(67,551)	(46,770)
Issuance of common stock	724	2,569
Other, net	(587)	3,587
Net cash used in financing activities	(67,414)	(40,614)

Effect of exchange rate changes on cash and cash equivalents	(3,346)	40
Increase (decrease) in cash and cash equivalents	(42,299)	3,531
Cash and cash equivalents at beginning of period	144,390	91,988
Cash and cash equivalents at end of period	$102,091	$95,519

Itron, Inc.
About Non-GAAP Financial Measures

The accompanying press release dated April 29, 2009 contains non-GAAP financial measures.  To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating income, non-GAAP net income and EPS, Adjusted EBITDA and free cash flow.  The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  For more information on these non-GAAP financial measures please see the table captioned “Reconciliations of Non-GAAP Financial Measures to Most Directly Comparable GAAP Financial Measures”.

We use these non-GAAP financial measures for financial and operational decision making and as a means for determining executive compensation.  Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results.  Our executive compensation plans exclude non-cash charges related to amortization of intangibles and discrete cash and non-cash charges that are infrequent in nature such as in-process research and development (IPR&D), purchase accounting adjustments or extinguishment of debt gains and losses.  We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods.  These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and ability to service debt as well as comparisons to our competitor’s operating results.  We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating income – We define non-GAAP operating income as operating income minus amortization of intangible assets.  We consider this non-GAAP financial measure to be a useful metric for management and investors because it excludes the effects of expenses that are related to previous acquisitions.  By excluding these expenses we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations.  For example, expenses related to amortization of intangible assets are now decreasing, which is improving GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business.  There are some limitations related to the use of non-GAAP operating income versus operating income calculated in accordance with GAAP.  Non-GAAP operating income excludes some costs that are recurring.  Additionally, the expenses that we exclude in our calculation of non-GAAP operating income may differ from the expenses that our peer companies exclude when they report the results of their operations.  We compensate for these limitations by providing specific information about the GAAP amounts we have excluded from our non-GAAP operating income and evaluating non-GAAP operating income together with GAAP operating income.

Non-GAAP net income and non-GAAP EPS – We define non-GAAP net income as net income minus the expenses associated with amortization of intangible assets and amortization of debt fees, non-cash interest expense from the adoption of FSB APB 14-1 and non-cash loss on the extinguishment of debt.  We define non-GAAP EPS as non-GAAP net income divided by the weighted average shares, on a fully diluted basis, outstanding during each period.  We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income.  The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP EPS.  We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and non-GAAP EPS and evaluating non-GAAP net income and non-GAAP EPS together with GAAP net income and GAAP EPS.

Adjusted EBITDA – We define Adjusted EBITDA as net income minus interest income, plus interest expense, tax expense, depreciation and amortization of intangible asset expenses and the non-cash loss on the extinguishment of debt.  We believe that providing this financial measure is important for management and investors to understand our ability to service our debt as it is a measure of the cash generated by our core business.  Management uses Adjusted EBITDA as a performance measure for executive compensation.  A limitation to using Adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items.  Additionally, the expenses that we exclude in our calculation of Adjusted EBITDA may differ from the expenses that our peer companies exclude when they report their results. Management compensates for this limitation by providing a reconciliation of this measure to GAAP net income.

Free Cash Flow – We define free cash flow as net cash provided by operating activities less acquisitions of property, plant and equipment.  We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt.  The same limitations described above regarding our use of non-GAAP operating income apply to our use of free cash flow.  We compensate for these limitations by providing specific information regarding the GAAP amounts and reconciling to free cash flow.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)
	Three Months Ended March 31,
	2009	2008
Non-GAAP operating income:
GAAP operating income	$8,949	$27,287
Amortization of intangible assets	23,478	31,252
Non-GAAP operating income	$32,427	$58,539

Non-GAAP net income:
GAAP net income (loss)	$(19,729)	$953
Amortization of intangible assets	23,478	31,252
Amortization of debt placement fees	1,787	1,782
(1) FSP APB 14-1 interest expense	2,570	3,271
Loss on extinguishment of debt, net	9,960	-
Income tax effect of non-GAAP adjustments	(5,845)	(10,385)
Non-GAAP net income	$12,221	$26,873

Non-GAAP diluted EPS	$0.33	$0.82

Weighted average common shares outstanding - Diluted	36,539	32,745

Adjusted EBITDA:
GAAP net income (loss)	$(19,729)	$953
Interest income	(535)	(1,424)
Interest expense	16,845	28,537
Income tax benefit	(6)	(591)
Depreciation and amortization	36,236	44,318
Loss on extinguishment of debt, net	9,960	-
Adjusted EBITDA	$42,771	$71,793

Free Cash Flow:
Net cash provided by operating activities	$42,726	$56,420
Acquisitions of property, plant, and equipment	(13,712)	(13,117)
Free Cash Flow	$29,014	$43,303

(1)
On January 1, 2009, we adopted FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), (FSP 14-1) and applied FSP 14-1 retrospectively to all periods for which our convertible debt was outstanding. We have excluded the additional interest expense associated with FSP 14-1 as detailed in our discussion of our use of non-GAAP financial measures.